Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations, Inc.
(203) 222-9013

THE J. JILL GROUP REPORTS THIRD QUARTER RESULTS

Quincy, MA, November 3, 2004 – The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the third quarter ended September 25, 2004.  Net sales for the third quarter increased by 15.3% to $94.9 million from $82.3 million reported in the prior year.  The company generated an operating loss for the quarter totaling $4.3 million compared to a loss of $4.7 million in the prior year.  The company posted a net loss for the quarter of $2.6 million or $0.13 per share versus a net loss of $2.9 million or $0.15 per share in the third quarter of the previous year.

Regarding third quarter sales productivity, retail segment net sales per weighted average square foot increased by 2% while direct segment net sales per 1,000 square inches circulated increased by 34% as compared to last year.  Comparable store sales for stores open at least one full fiscal year increased by 4.7% in the third quarter of 2004 as compared to the third quarter of 2003.

For the nine months ended September 25, 2004, the company recorded net sales of $315.4 million compared to $262.1 million in the prior year.  Operating income for the nine-month period was $10.9 million or 3.5% of net sales compared to $7.3 million or 2.8% of net sales in the prior year.  Net income for the nine months was $6.1 million or $0.30 per diluted share versus $4.0 million or $0.20 per diluted share in the previous year.

Gordon R. Cooke, President and Chief Executive Officer, commented, “The third quarter of fiscal 2004 was a challenging quarter for The J. Jill Group.  Unusually low levels of clearance inventory in our retail segment, lower than expected sales of fall season full-price merchandise in our direct segment and increased spending in support of retail advertising and in-store visual presentation, our merchandising and product development initiative and our Sarbanes-Oxley compliance efforts, resulted in disappointing financial results for the quarter.  That said, we continue to be encouraged by the strong customer response to our fall season full-price merchandise offerings in our retail segment.  Notably, as the quarter has evolved from the traditional summer clearance months of July and August into the fall full-price environment post-Labor Day our total retail top-line performance has improved.  It is also important to note that overall comparable store inventory levels at October month-end were approximately 20% lower than last year with our full-price comparable store inventory up by more than 10% over last year’s levels.  At this point we feel our retail inventory levels are sufficient to support the upcoming holiday season.  Regarding our direct business, we are somewhat encouraged that customer response to our Holiday I catalog mailed in October has been stronger than the response we experienced with our third quarter catalogs.”

Looking forward, the company is currently targeting fourth quarter net sales to be between $123.0 and $127.0 million, with diluted earnings per share in the range of $0.20 to $0.25.  These sales and earnings targets are not guarantees of actual performance.  Historically, J. Jill’s actual performance has deviated, often materially, from its targets.  These targets also do not include the potential of any business risks, opportunities or developments that may occur after November 3, 2004.  J. Jill does not expect to report on its financial performance during the quarter, or to comment on it to analysts or investors, until after the quarter has ended.

-more-

“As previously indicated, we have always considered fiscal 2004 to be a transitional year during which we are making significant investments to improve our merchandising and product development infrastructure.  While we were fortunate to have had a very strong spring season, it is important to remember that we are still in transition – hiring and assimilating new people and implementing new systems and processes.  Nevertheless, we are pleased with the consumers’ response to our fall season full-price merchandise in retail and believe it is an affirmation of the new direction in merchandising and product development,” concluded Mr. Cooke.

The J. Jill Group’s conference call to discuss its third quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com, and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The Company currently markets its products through retail stores, catalogs and its website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.   Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following: significant changes in customer acceptance of J. Jill’s product offerings; the success or failure of J. Jill’s retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multi-channel environment; the success of J. Jill’s product development and merchandising initiatives; changes in consumer spending, fashion trends and consumer preferences; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timeliness of receipts of inventory from vendors; changes in competition in the apparel industry; changes in, or the failure to comply with, federal and state tax and other government regulations; the impact of the Sarbanes-Oxley Act of 2002, including the diversion of management attention and financial resources to comply with the legislation and the possible adverse effect of a determination by us or our independent auditors that we have material weaknesses in our internal controls; the ability of J. Jill to attract and retain qualified personnel; possible future increases in expenses and labor and employee benefit costs; business abilities and judgment of management; the existence or absence of brand awareness;  the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill’s sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2003.   J. Jill disclaims any intent or obligation to update any forward-looking statements.

(tables to follow)

2

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
In thousands, except per share data — unaudited	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003

Net sales	$94,933	$82,325	$315,423	$262,053
Cost of products and merchandising	64,718	57,958	202,959	175,510
Gross margin	30,215	24,367	112,464	86,543
Selling, general and administrative expenses	34,552	29,113	101,545	79,194
Operating income (loss)	(4,337)	(4,746)	10,919	7,349
Interest, net	97	183	335	546
Income tax provision (benefit)	(1,826)	(2,078)	4,442	2,788
Net income (loss)	$(2,608)	$(2,851)	$6,142	$4,015

Income (loss) per share:
Basic	$(0.13)	$(0.15)	$0.31	$0.21
Diluted	$(0.13)	$(0.15)	$0.30	$0.20

Weighted average shares outstanding:
Basic	20,103	19,576	19,990	19,572
Diluted	20,103	19,576	20,550	20,069

THE J. JILL GROUP, INC.

NET SALES SUMMARY

	Three Months Ended		Nine Months Ended
In thousands — unaudited	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003

Retail	$51,368	$40,497	$166,725	$114,783

Catalog	23,937	26,047	85,743	93,884
Internet	18,171	14,219	59,377	49,788
Direct total	42,108	40,266	145,120	143,672

Other	1,457	1,562	3,578	3,598
Net sales	$94,933	$82,325	$315,423	$262,053

THE J. JILL GROUP, INC.
OPERATING INCOME (LOSS) RECONCILIATION

	Three Months Ended		Nine Months Ended
In thousands — unaudited	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003

Retail segment contribution	$278	$(1,924)	$13,107	$(659)
Direct segment contribution	8,050	7,486	35,943	36,671
Other	(4,557)	(4,074)	(14,412)	(12,108)
General and administrative expenses	(8,108)	(6,234)	(23,719)	(16,555)
Operating income (loss)	$(4,337)	$(4,746)	$10,919	$7,349

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands — unaudited	Sept. 25, 2004	Sept. 27, 2003	Dec. 27, 2003

Assets:
Cash and cash equivalents	$51,085	$47,963	$59,287
Marketable securities	13,306	—	—
Accounts receivable, net	11,410	8,820	18,634
Inventory	37,627	43,986	28,131
Prepaid catalog expenses	4,637	7,242	4,106
Deferred income taxes	6,753	7,012	7,041
Other current assets	11,743	6,941	7,555
Total current assets	136,561	121,964	124,754
Property and equipment, net	131,145	123,727	125,316
Other non-current assets	4,761	3,887	3,900
Total assets	$272,467	$249,578	$253,970

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$49,999	$48,914	$45,102
Current portion of long-term debt	1,780	1,687	1,706
Total current liabilities	51,779	50,601	46,808
Long-term debt, less current portion	10,892	12,672	12,236
Deferred credits from landlords and other	40,518	33,303	37,540
Deferred income taxes	5,703	3,414	4,168
Total liabilities	108,892	99,990	100,752
Capital stock	112,563	107,896	108,348
Retained earnings	51,012	41,692	44,870
Total liabilities and stockholders’ equity	$272,467	$249,578	$253,970

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands — unaudited	Sept. 25, 2004	Sept. 27, 2003

Cash flows provided by operating activities:
Net income	$6,142	$4,015
Depreciation and amortization	13,575	11,706
Loss (gain) on trust assets	11	(217)
Deferred income taxes	1,823	695
Changes in assets and liabilities	52	13,119
Net cash provided by operating activities	21,603	29,318

Cash flows used in investing activities:
Additions to property and equipment	(17,007)	(24,184)
Purchases of marketable securities	(13,343)	—
Investment in trust assets	(997)	(793)
Increase in cash held in escrow	(268)	(355)
Net cash used in investing activities	(31,615)	(25,332)

Cash flows provided by (used in) financing activities:
Proceeds from stock transactions	3,080	474
Payments of debt borrowings	(1,270)	(1,231)
Net cash provided by (used in) financing activities	1,810	(757)

Net (decrease) increase in cash and cash equivalents	(8,202)	3,229

Cash and cash equivalents at:
Beginning of period	59,287	44,734
End of period	$51,085	$47,963